UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Zogenix, Inc.

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5858 Horton Street, #455
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT
Dear Stockholder:
The annual meeting of stockholders of Zogenix, Inc. will be held at the Claremont Hotel, located at 41 Tunnel Road, Berkeley,
California 94705 on July 13, 2016 at 8:30 a.m., local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2019 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve a one-time stock option exchange program; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.
Our board of directors has fixed the close of business on May 16, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. For our annual meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the annual meeting; the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.
Whether or not you expect to attend our annual meeting, please vote by Internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.
Stephen J. Farr, Ph.D. Chief Executive Officer and Director
Emeryville, California
June 3, 2016

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

5858 Horton Street, Suite 455
Emeryville, California 94608

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JULY 13, 2016
The board of directors of Zogenix, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on July 13, 2016 at 8:30 a.m., local time, at the Claremont Hotel, located at 41 Tunnel Road, Berkeley, California 94705. If you need directions to the location of the annual meeting, please contact us at (510) 550-8300.
On or about June 3, 2016, we will mail to all stockholders of record entitled to vote at the annual meeting a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on July 13, 2016: This proxy statement and our annual report are available electronically at http://www.proxyvote.com.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What am I voting on?
There are three proposals scheduled for a vote:
Proposal 1: To elect three (3) directors:
•Roger L. Hawley,
•Erle T. Mast, and
•Renee P. Tannenbaum, Pharm.D.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2016.
Proposal 3: To approve a one-time stock option exchange program.
Who can vote at the meeting?
Only stockholders who owned our common stock on May 16, 2016 are entitled to vote at the annual meeting. On this record date, there were 24,771,568 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.
How many votes do I have?
Each share of our common stock that you own as of May 16, 2016 entitles you to one vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, our annual report and voting instructions over the Internet at www.proxyvote.com , by calling 1-800-579-1639 , or by sending a blank e-mail to sendmaterial@proxyvote.com with your twelve digit control number in the subject line. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before July 1, 2016 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to above and in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meeting.
How do I vote by proxy?
With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting. With respect to the approval of a one-time stock option exchange program, you may vote “For” or “Against” or abstain from voting.
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

By Mail: If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone. If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Via the Internet: You may vote at www.voteproxy.com, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on July 12, 2016.

By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on July 12, 2016.

In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. If you hold your shares in street name, and wish to vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Ann D. Rhoads, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of May 16, 2016, or approximately 12,410,555 shares, constitutes a quorum at the meeting, permitting us to conduct our business.
What vote is required to approve each proposal?
Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.
Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.
Proposal 3: Approval of a one-time stock option exchange program. Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “For” the approval of the option exchange program must exceed the number of votes “Against” the approval of the option exchange program.
Voting results will be tabulated and certified by Broadridge Financial Solutions.
What is the effect of abstentions and broker non-votes?
Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, and whether our stockholders have approved a one-time stock option exchange program. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the approval of a one-time stock option exchange program, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.
Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?
If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC, we will send you one without charge. Please write to:
Zogenix, Inc.
5858 Horton Street, #455
Emeryville, California 94608
Attn: Corporate Secretary
All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:
ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class III directors, Roger L. Hawley, Erle T. Mast and Renee P. Tannenbaum, Pharm.D., will expire at the 2016 annual meeting.
The nominees for Class III director for election at the 2016 annual meeting are Roger L. Hawley, Erle T. Mast and Renee P. Tannenbaum, Pharm.D. If Mr. Hawley, Mr. Mast or Dr. Tannenbaum is elected at the 2016 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2019 annual meeting of stockholders and until such individual’s successor is elected and qualified.
If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Mr. Hawley, Mr. Mast and Dr. Tannenbaum are currently members of our board of directors.
All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2019 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Zogenix, Inc.
Roger L. Hawley	63	Director
Erle T. Mast	53	Director, Chairman of Audit Committee
Renee P. Tannenbaum, Pharm.D.	64	Director
Roger L. Hawley is one of our co-founders and has served as a member of our board of directors since August 2006 and as our Chief Executive Officer from August 2006 to April 2015. From January 2006 to August 2006, Mr. Hawley served as a consultant to CG Pharma, Inc. From August 2003 to January 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From October 2002 to July 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc). From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales and corporate finance at GlaxoSmithKline, or GSK. His last position at GSK was Vice President of Sales-CNS/GI Division. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, England. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley served as a member of the board of directors of Cypress Bioscience, Inc., a publicly traded pharmaceutical company, until December 2010. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University. As one of our co-founders and having served as our Chief Executive Officer for nearly nine years, Mr. Hawley’s extensive knowledge of our business, history and culture, as well as over 20 years of experience in the pharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast is a co-founder of and has served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc. since May 2009. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as Partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast also served on the board of directors of Receptos, Inc. from 2013 to 2015 and of Somaxon Pharmaceuticals, Inc. from 2008 to 2013. Mr. Mast received a degree in Business Administration from California State University, Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Renee P. Tannenbaum, Pharm.D. has served as a member of our board of directors since February 2015. Dr. Tannenbaum currently serves as an independent consultant to the life sciences industry. From 2012 to 2016, Dr. Tannenbaum served as the Head of Global Customer Excellence of AbbVie, Inc., a global, research-based biopharmaceutical company, where she was responsible for building commercial capabilities for headquarters and affiliate commercial organizations. Dr. Tannenbaum was previously President of Myrtle Potter & Company, LLC, a global life sciences consulting and advisory firm, from January 2011 to October 2012. From May 2009 to January 2011, she served as Executive Vice President and Chief Commercial Officer at Elan Pharmaceuticals, Inc., or Elan, where she was responsible for revenue generation for Elan’s marketed products, preparing for the commercialization of the company’s pipeline, including its Alzheimer’s portfolio, and strengthening the company’s overall commercial capabilities. Prior to her role at Elan, Dr. Tannenbaum was at Novartis Pharma AG for three years, where she led the Global Commercial Operations organization. Prior to that, she spent nine years at Bristol Myers Squibb and 16 years at Merck and Company where she held a variety of leadership positions in operations and general management. She retains a faculty position at the University of the Sciences at Philadelphia’s Mayes College of Healthcare Business and Policy and serves as the Dean’s Professor. Dr. Tannenbaum received her Pharm.D. from the Philadelphia College of Pharmacy and Sciences, her M.B.A. from Temple University, and her B.Sc. in Pharmacy from the University of Connecticut. She currently serves on the board for the Healthcare Businesswomen’s Association, Chicago Chapter. Dr. Tannenbaum’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that she should serve as a director of our company.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2017 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Zogenix, Inc.
Louis C. Bock	51	Director, Chairman of Nominating/Corporate Governance Committee
Cam L. Garner	68	Chairman of the Board of Directors, Chairman of Compensation Committee
Mark Wiggins	60	Director
Louis C. Bock has served as a member of our board of directors since August 2006. Mr. Bock has been a Venture Partner at Santé Ventures, a venture capital firm, since August 2014 and a Partner at Archer Venture Management since December 2013. Previously, Mr. Bock was a Managing Director of Scale Venture Partners, a venture capital firm, from 1997 to July 2014. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Arizona Therapeutics, Inc. (AzTE), Ascenta Therapeutics, Inc., Cardiokinetix, Inc., Heat Biologics, Inc., Molecular Templates, PowerVision, Inc., Orexigen Therapeutics, Inc. and Sonexa Therapeutics, Inc. and is responsible for Scale Venture Partners’ prior investments in Seattle Genetics,

Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock has also previously served as a director of Horizon Pharma, Inc., New Century Hospice, Inc. and diaDexus, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales from his time at Gilead, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc in March 2014), Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics in March 2013), Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), DJ Pharma (sold to Biovail Corporation in 2000), Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in 2005), Neurelis, Inc., Meritage Pharma, Inc. (sold to Shire plc in February 2015), and most recently, Kalyra Pharmaceuticals, Inc., OrPro Therapeutics, Inc., Alastin SkinCare and Zavante, Inc. He previously served as chairman of Cadence from May 2004 until March 2014, and served as chairman of Verus, Elevation and Meritage until their acquisition and Evoke since January 2007. Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000, when it was sold to Elan. Mr. Garner also serves on the board of directors of Aegis Therapeutics, Inc., Neurelis, Inc., Kalyra Pharmaceuticals and OrPro Therapeutics. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Mark Wiggins has served as a member of our board of directors since May 2011. Mr. Wiggins served as Senior Vice President of Corporate and Business Development at Elcelyx Therapeutics, Inc. from August 2012 to March 2015. Mr. Wiggins previously served as the Chief Business Officer of Mpex Pharmaceuticals, a biopharmaceutical company, overseeing strategic business operations and the sale of the company in 2011. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals, Corp., biotechnology companies, where he served as head of Business Development, later as Vice President of Marketing and Business Development and most recently as Executive Vice President of Corporate and Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech on Rituxan ® , and he was responsible for worldwide partnering, licensing and corporate acquisitions. Mr. Wiggins has substantial experience in pharmaceutical marketing and business development activities. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over 20 licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. in Finance from Syracuse University and an M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the
2018 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Zogenix, Inc.
James B. Breitmeyer, M.D., Ph.D.	62	Director
Stephen J. Farr, Ph.D.	57	Chief Executive Officer, President and Director
James B. Breitmeyer, M.D., Ph.D. has served as a member of our board of directors since March 2014. Dr. Breitmeyer currently serves as the President of Bavarian Nordic, Inc., an international biotechnology company, and serves as the President and Chief Executive Officer of Tokalas, Inc., a biotechnology startup developing targeted therapies for cancers. He was previously Executive Vice President at Bavarian Nordic A/S from February 2013 to July 2015. He served as acting Chief Medical Officer to Zogenix, Inc. from August 2012 to February 2013. Dr. Breitmeyer served as Executive Vice President of Development and Chief Medical Officer of Cadence Pharmaceuticals from August 2006 to August 2012. He served as Chief Medical Officer of Applied Molecular Evolution,

Inc., a wholly-owned subsidiary of Eli Lilly and Company, a global pharmaceutical company, from December 2001 to August 2006. From 2000 to 2001, Dr. Breitmeyer served as the President and Chief Executive Officer of the Harvard Clinical Research Institute. From 1991 to 2000, he held a variety of positions at Serono Laboratories Inc., a global biopharmaceutical company, including Chief Medical Officer and Senior Vice President of Research and Development. Prior to Serono Laboratories, he served as a scientific advisor and consultant to ImmunoGen, Inc., and held clinical and teaching positions at the Dana Farber Cancer Institute and Harvard Medical School. Dr. Breitmeyer holds a B.A. in Chemistry from the University of California, Santa Cruz, an M.D. and Ph.D. from Washington University School of Medicine, and is Board Certified in Internal Medicine and Oncology. Dr. Breitmeyer’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, and significant expertise in the medical field, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. Since April 2015, Dr. Farr also serves as our Chief Executive Officer. From May 2006 to August 2006, Dr. Farr also served as our Chief Executive Officer and from August 2006 to March 2013, Dr. Farr also served as our Chief Operating Officer. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. in Pharmaceutics from the University of Wales. Dr. Farr currently serves on the board of directors of SteadyMed Therapeutics, Inc. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Board Independence
Our board of directors has determined that all of our directors who served on our board of directors during 2015 were, and all of our current directors are, independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Roger L. Hawley, our former Chief Executive Officer, James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D., our Chief Executive Officer and President.

Board Leadership Structure
Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.
The Board’s Role in Risk Oversight
Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.
Board of Directors Meetings
During 2015, our board of directors met eight times, including telephonic meetings, and in that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served, during the periods in which they served.
Committees of the Board of Directors
We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.
Audit Committee
The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert), Bock and Wiggins. The audit committee met six times during 2015, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.
Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee
The compensation committee of our board of directors currently consists of Messrs. Garner (chairman), Bock and Wiggins. The compensation committee met five times during 2015, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;

•	reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;

•	reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;

•
reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);

•
reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.
Nominating/Corporate Governance Committee
The nominating/corporate governance committee of our board of directors currently consists of Messrs. Bock (chairman), Mast and Wiggins. The nominating/corporate governance committee met two times during 2015. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	developing guidelines for board compensation;

•	overseeing our board of directors’ performance and self-evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•
reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Report of the Audit Committee of the Board of Directors
The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standard No. 16 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.
The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2015. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2016.
This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Erle T. Mast (Chairman)
Louis C. Bock
Mark Wiggins

Compensation Committee Interlocks and Insider Participation
Cam L. Garner, Louis C. Bock and Mark Wiggins served on our compensation committee during 2015. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Director Nomination Process
Director Qualifications
In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.
The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.
Identification and Evaluation of Nominees for Directors
The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating/corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized the third-party search firm of Spencer Stuart to assist with the identification of qualified board of director candidates.
The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2016 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”
Director Attendance at Annual Meetings
Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of our directors attended our 2015 annual meeting of stockholders.
Communications with our Board of Directors
Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Zogenix, Inc., Attn: Corporate Secretary, 5858 Horton Street, #455, Emeryville, California 94608. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Corporate Governance
Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., Attention: Corporate Secretary, 5858 Horton Street, #455, Emeryville, California 94608.

Director Compensation
We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. We also pay an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000 in any calendar year), $25,000 to the chair of our audit committee, $15,000 to the chair of our compensation committee, and $10,000 to the chair of our nominating/corporate governance committee. We also pay an additional $10,000 per year to members of the audit committee, an additional $7,500 per year to members of our compensation committee and an additional $5,000 per year to members of our nominating/corporate governance committee. There was no change to the cash compensation paid to our non-employee directors when our non-employee director compensation policy was amended and restated in March 2016.
We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.
Also, under our non-employee director compensation policy, as in effect prior to April 2015, any non-employee director who was first elected to the board of directors was granted an option to purchase 9,375 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director was eligible to receive an option to purchase 6,250 shares of common stock.
In April 2015, our board of directors approved an amendment and restatement of our non-employee director compensation policy, pursuant to which any non-employee director who was first elected to the board of directors was granted an option to purchase 12,500 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director was eligible to receive an option to purchase 9,000 shares of common stock.
In March 2016, our board of directors approved a further amendment and restatement of our non-employee director compensation policy, pursuant to which any non-employee director who is first elected to the board of directors is granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, including the 2016 annual meeting, each non-employee director is eligible to receive an option to purchase 20,000 shares of common stock.
The initial options granted to non-employee directors will vest over three years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years and will remain exercisable for a period of 12 months following a director’s termination of service. These options will be granted under the amended and restated 2010 Equity Incentive Award Plan. All options have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Summary Director Compensation
The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2015. Dr. Farr and Mr. Hawley are not included in the following table as they served as executive officers during 2015 and their compensation is included in the Summary Compensation Table in the “Executive Compensation and Other Information” section below (including the compensation Mr. Hawley received during 2015 for his service as a non-employee director following his resignation as our Chief Executive Officer in April 2015).

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Louis C. Bock	$67,500	$74,025	$141,525
James B. Breitmeyer, M.D., Ph.D.	40,000	74,025	114,025
Cam L. Garner	100,000	74,025	174,025
Erle T. Mast	70,000	74,025	144,025
Renee P. Tannenbaum, Pharm.D. (2)	39,688	139,267	178,955
Mark Wiggins	56,250	74,025	130,275

(1)
Represents the grant date fair value of the awards granted in 2015 as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2016.

(2)
Dr. Tannenbaum received an initial award of 9,375 options (giving effect to the 1-for-8 reverse stock split of our common stock effected on July 1, 2015) upon initiation of board service effective February 6, 2015.

The aggregate number of shares subject to stock options outstanding at December 31, 2015 for each non-employee director was as follows:

Name	Number of Shares Underlying Options Outstanding At December 31, 2015
Louis C. Bock	34,653
James B. Breitmeyer, M.D., Ph.D.	24,625
Cam L. Garner	33,498
Erle T. Mast	38,185
Renee P. Tannenbaum, Pharm.D.	18,375
Mark Wiggins	34,625
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ROGER HAWLEY, ERLE T. MAST AND RENEE P. TANNENBAUM. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.
Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2015 and 2014 by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$1,516,439	$984,257
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	1,715	1,715
Total	$1,518,154	$985,972

(1)
Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, review of our quarterly reports on Form 10-Q, services in connection with securities offerings, review of our registration statements on Forms S-3 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2015 or 2014.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2015 or 2014.

(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.
The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2015 and 2014. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:
APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

We are asking our stockholders to approve a one-time stock option exchange program. If implemented, this one-time stock option exchange program, or option exchange, would allow us to cancel eligible stock options, referred to herein as eligible options, held by certain of our employees and consultants, referred to herein as eligible participants, in exchange for a lesser number of replacement stock options, referred to herein as replacement options, with lower exercise prices to be granted under the Zogenix, Inc. 2010 Equity Incentive Award Plan, or the 2010 Plan. Members of our board of directors and our Chief Executive Officer will not be eligible participants in the option exchange.

Our board of directors, upon the recommendation of our compensation committee, has determined that it would be in the best interests of the company and our stockholders to implement the option exchange on the terms and conditions described in detail below, subject to the exceptions described in this proposal, subject to stockholder approval.

In designing the option exchange, we have taken into account our stockholders’ interests and designed the option exchange to include a number of stockholder-favorable features, such as:

•
Our Chief Executive Officer and board members will not be eligible to participate in the option exchange. Members of our board of directors and our Chief Executive Officer will be excluded from participating in the option exchange. Although members of our board of directors and our Chief Executive Officer also hold options that are significantly underwater, these individuals are not eligible to participate in the option exchange because we believe that their compensation should remain at greater risk based on our stock price. All other eligible employees and consultants of our company and our subsidiaries holding eligible options will generally be eligible to participate.

•
Eligible options must be significantly underwater. Only stock options with exercise prices that are greater than a specified percentage above the fair market value of our stock price as measured at the option exchange’s commencement date, which percentage will be determined by the compensation committee but will not be less than 25%, will be eligible to participate in the option exchange.

•
Replacement options will be subject to new vesting terms. All replacement options will be unvested upon grant and subject to new vesting requirements. Eligible option grants that are fully vested on the date of the exchange will be exchanged for replacement options that will vest monthly over two years following the replacement grant date. Eligible option grants that are not fully vested on the date of the exchange will be exchanged for replacement options that will vest monthly over three years following the replacement grant date. Vesting will be subject to the participant’s continued service through the vesting date.

•
Value-for-value exchange. The option exchange will not be a one-for-one exchange. Instead, it will more closely approximate a value-for-value exchange of the eligible options for new replacement options. Our compensation committee will set the exchange ratios (as defined below) shortly prior to the commencement of the option exchange with the intent that the fair value of the replacement options to be granted will be approximately equal to the fair value of the eligible options that are surrendered under Accounting Standards Codification Topic 718 (“ASC 718”), “Compensation-Stock Compensation.” The methodology and assumptions to be used to value the cancelled eligible options and replacement options and set the exchange ratios are set forth below under “Exchange Ratios.”

•
Reduction in issued equity awards overhang. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of common stock subject to all outstanding equity awards will be reduced following the option exchange, thereby reducing our equity award overhang.

•
Reduced number of shares subject to replacement options will conserve equity pool. The reduced number of shares subject to the replacement options will conserve our equity pool. Under the option exchange, pursuant to the terms of the 2010 Plan, shares subject to eligible options that were originally granted under the 2010 Plan or the Zogenix, Inc. 2006 Equity Incentive Plan, or the 2006 Plan, that are surrendered in exchange for a lesser number of replacement options will automatically return to the pool of shares available for future grant under our 2010 Plan. This return of shares will constitute an efficient use of the shares available for future issuance. Shares subject to eligible options that were originally granted under the Zogenix, Inc. 2013 Employment Inducement Equity Incentive Plan, or the 2013 Plan, will be cancelled at the time of the option exchange and the shares subject to such surrendered options will not be available for future issuance under the 2013 Plan.

•
Voluntarily seeking stockholder approval. We are voluntarily seeking stockholder approval of the option exchange. Stockholder approval of the option exchange is not required under the NASDAQ listing rules or under the terms of our 2010

Plan, the 2006 Plan or the 2013 Plan, collectively referred to herein as the Plans.

If our stockholders approve this proposal, and our board of directors or compensation committee determines to implement the option exchange, we expect the option exchange would be scheduled to commence in the third quarter of 2016. However, our board of directors or compensation committee may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months of the date of the annual meeting.

If our stockholders do not approve this proposal, we will not implement the option exchange and the eligible options will continue in accordance with their terms.

Reasons for the Option Exchange

We believe that to be successful, our key contributors need to think like owners. Consistent with this philosophy, our equity program is broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to attract and retain top talent in our industry.
During this past year, we have changed the focus of our company from a commercial organization to a development company, requiring us to reduce our headcount and hire employees and leaders with different knowledge and skills. This transition has threatened the retention of some of our most senior and veteran employees and has created the need for a more robust compensation package. In addition, over half of our management team has been with the company in excess of seven years, yet have little or no value in their equity awards.
Over the last several years, we have experienced a significant decline in our stock price. Although we continue to aggressively manage our business to maximize our financial and stock price performance, our stock price remains at a low level compared to its historical prices. As a result, a considerable number of eligible participants hold “underwater” stock options with exercise prices significantly above the recent trading prices of our common stock. At the same time, the market for key talent remains extremely competitive and our board of directors believes that retaining our employees and consultants is critical to our future success. We believe that many eligible participants perceive that their options have little or no value. As a result, these underwater stock options are no longer effective as incentives to retain and motivate our key contributors.
In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these options while they remain outstanding, even if they are never exercised.
As of April 30, 2016, we had an aggregate of 3,184,088 shares underlying outstanding stock options under the Plans, of which 76,957 were held by former employees, and approximately 99% of the outstanding options were underwater (based on the closing price per share of our common stock of $10.25 on April 29, 2016). Of these options, 1,238,052, or approximately 40%, had exercise prices per share in excess of $13.00, were held by current employees or consultants other than our Chief Executive Officer and board of directors, and would have been considered “eligible options” under the assumptions outlined below had the option exchange commenced on April 30, 2016. As of April 30, 2016, our Chief Executive Officer and the members of our board of directors held stock options to purchase an aggregate of 1,170,447 shares, which options will not be eligible to participate in the option exchange.

Aggregate Options Outstanding as of April 30, 2016 (All Current Employees, Consultants and Board Members)
Strike Price	Unvested	Vested	Total
Under $10.00	17,686	3,462	21,148
$10.00 to $12.99	927,143	202,401	1,129,544
$13.00 to $14.99	372,231	46,031	418,262
$15.00 to $23.99	142,012	801,026	943,038
$24.00 to $29.99	150,442	214,822	365,264
$30.000 and Up	11,321	218,554	229,875
Total			3,107,131

Aggregate Options Outstanding as of April 30, 2016 (All Current Employees and Consultants other than our Chief Executive Officer and Board Members)
Strike Price	Unvested	Vested	Total
Under $10.00	17,686	2,525	20,211
$10.00 to $12.99	602,077	76,344	678,421
$13.00 to $14.99	372,231	28,531	400,762
$15.00 to $23.99	108,311	387,735	496,046
$24.00 to $29.99	98,175	125,094	223,269
$30.000 and Up	11,321	106,654	117,975
Total			1,936,684

The following table summarizes the effect of the option exchange under the Plans, assuming a fair market value of our common stock of $10.25 (the closing price per share of our common stock on April 29, 2016) for the valuation of the eligible options immediately prior to cancellation and for the valuation of the replacement options granted as a result of the option exchange, the determination of the exchange ratios pursuant to the methodology described below, a $13.00 per share exercise price eligibility threshold and a commencement date of April 30, 2016. If the price per share of our common stock is lower than $10.25 when we commence the option exchange, additional options held by eligible participants with exercise prices lower than $13.00 may become eligible options (but in no event may more than 1,936,684 options be eligible options, based on the options outstanding as of April 30, 2016).

	Prior to the Option Exchange[1]	As a Percentage of Common Stock Outstanding[2]	Following the Option Exchange[1]	As a Percentage of Common Stock Outstanding[2]
Shares issuable pursuant to outstanding options under the Plans (excluding former employees)	3,107,131	12.54%	2,728,219	11.01%
Weighted average exercise price of outstanding options (excluding former employees)	$16.00	--	$13.03	--
Weighted average remaining term of outstanding options (excluding former employees)	7.97	--	8.77	--
Eligible options /replacement options	1,238,052	5.00%	859,140	3.47%
Weighted average exercise price of eligible options/ replacement options	$18.56	--	$10.25	--
Weighted average remaining term of eligible options/ replacement options	7.60	--	10.00	--
Shares issuable pursuant to outstanding RSUs under the Plans	107,492	0.43%	107,492	0.43%
Shares available for future grant under the 2013 Plan (assuming Proposal 3 is approved)	233,610[3]	0.94%	233,610[3]	0.94%
Shares available for future grant under the 2010 Plan (assuming Proposal 3 is approved)	706,535[4]	2.85%	984,135[4]	3.97%

1	If our stockholders do not approve the option exchange, the eligible options will remain outstanding and in effect in accordance with their existing terms.

2	Based on 24,771,568 shares of our common stock outstanding as of April 30, 2016.

3
Shares subject to eligible options outstanding under the 2013 Plan will be cancelled at the time of the option exchange and the shares subject to the surrendered options will not be available for future issuance under the 2013 Plan. Based on the assumptions above, eligible options to purchase an aggregate of 101,312 shares are outstanding under the 2013 Plan and would result in the issuance of approximately 66,979 replacement options under the 2010 Plan in exchange for such options.

4
Does not include possible future increases to the share reserve under the evergreen provision of the 2010 Plan. Pursuant to the evergreen provision, additional shares may become available for issuance under the 2010 Plan during its remaining term.

Alternatives Considered. Beginning in March 2015, our board of directors and compensation committee began to consider retention issues associated with the reduced trading price of our common stock relative to exercise prices of outstanding stock options. Radford, an AonHewitt company (“Radford”), an independent compensation consulting firm, was retained by the compensation committee in evaluating issues associated with underwater stock options and in structuring a compensation program designed to retain and provide incentives to individuals holding underwater options. Over the course of the past year, we evaluated several alternatives with Radford, including increasing cash compensation and/or granting additional equity awards. We have implemented each of these alternatives to a degree, but do not believe that relying exclusively on such approaches is optimal.

Relying entirely on increasing cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. Also, we believe that equity is an essential component of compensation to optimize our ability to hire and retain talented individuals, particularly in the competitive labor market in which we operate. Relying entirely on grants of additional stock options at current market prices or restricted stock units, referred to herein as RSUs, would substantially increase our overhang and cause dilution to our stockholders.

We also considered an exchange program in which underwater stock options would be exchanged for a lesser number of RSUs. The compensation committee and Radford performed a comprehensive evaluation of the positive and negative attributes of an option-for-RSU exchange program. As part of this evaluation, the compensation committee identified the likely participants of an option-for-RSU exchange program and discussed the value of the exchanged equity awards, the general parameters of an option-for-RSU exchange program and the probable effects of an option-for-RSU exchange program on our current hiring plans and retention goals. However, in order to ensure that the option-for-RSU exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for such an exchange program would need to be substantially higher than for an option-for-option exchange program (i.e., fewer replacement awards granted). Thus, we believe that participation in an option-for-RSU exchange program would be lower than with an option-for-option exchange program. Additionally, RSUs would be a new form of equity award for many of the eligible participants and we believe that a lack of familiarity with such equity awards could negatively impact participation in the exchange program.

Advantages of an Option-for-Option Exchange. After weighing each of these alternatives, our compensation committee recommended, and our board of directors approved, an option-for-option exchange on the terms and conditions described in this Proposal 3, subject to the exceptions described in this proposal. We have determined that a program under which eligible participants generally could exchange significantly underwater stock options for a smaller number of stock options was the most attractive alternative for a number of reasons, including the following:

•
The option exchange offers a reasonable, balanced and meaningful incentive for eligible participants. Under the option exchange, eligible participants would surrender eligible options for a smaller number of stock options that will vest over two or three years, depending on whether the grant that is surrendered is fully vested at the time of surrender. Eligible option grants that are fully vested on the date of the exchange will be exchanged for replacement options that will vest monthly over two years following the replacement grant date. Eligible option grants that are not fully vested on the date of the exchange will be exchanged for replacement options that will vest monthly over three years following the replacement grant date. We believe that the lower number of stock options granted, together with a new vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on retention, motivation and performance. Additionally, stock options will provide value to eligible participants only if our share price increases over time, thereby aligning eligible participant and stockholder interests.

•
The option exchange will help to restore retention and motivation incentives. We rely on skilled and educated, technical, and managerial employees and consultants. Competition for these types of employees and consultants is intense. We continue to believe that equity awards are an important component of our compensation program and our ability to retain and motivate our key contributors. We also believe that substantially underwater options do not have sufficient impact on retention and motivation, and that for our stock options to serve their intended purposes, they need to be exercisable at least near the current trading prices of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key contributors. If we cannot retain these individuals, our business, results of operations and future stock price could be adversely affected. We believe that the new replacement options will be more effective in retaining and incentivizing eligible participants than the existing underwater options. Additionally, replacement options will have a two-year or three-year vesting schedule. The company believes that this vesting schedule will provide a strong incentive for employees and consultants to remain with the company and will largely alleviate the need to find other extraordinary compensatory measures to retain key contributors.

•	The option exchange will align compensation costs with the retention and motivation value of the equity awards. Our underwater options have exercise prices that were equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by our employees and consultants. By replacing underwater options that have diminished retention or incentive value with new replacement options that will provide both enhanced retention and incentive value while incurring only minimal incremental compensation expense as described below, we will be able to use our compensation tools more efficiently.

•
If there is significant participation in the option exchange, the option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or otherwise terminate (for example, when an employee or consultant leaves the company). The option exchange will reduce our equity award overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced following the option exchange, thereby reducing our equity award overhang.

•
The reduced number of shares subject to the replacement options will conserve our equity pool. Under the terms of the 2010 Plan, any surrendered eligible options that were originally granted under the 2010 Plan or the 2006 Plan automatically will be reserved for future issuance under the 2010 Plan as a result of the cancellation of such options pursuant to the option exchange. This return of shares will constitute an efficient use of the shares available for future issuance. Shares subject to eligible options that were originally granted under the 2013 Plan will be cancelled at the time of the option exchange and the shares subject to such surrendered options will not be available for future issuance under the 2013 Plan.

•
The option exchange will decrease pressure for additional grants. If we are unable to conduct an option exchange in which underwater options with diminished incentive value may be exchanged for a lesser number of new replacement options with higher motivation and retentive value, we may find it necessary to issue significant additional options or other equity awards to employees and consultants above and beyond our ongoing equity grant practices in order to provide renewed incentive to employees and consultants.

Details of the Option Exchange

Eligibility. The option exchange will be open to all employees and consultants of the company and its subsidiaries (but excluding our Chief Executive Officer and members of our board of directors) who are employed by or providing services to us at the start of the option exchange and hold eligible options. In addition to being an eligible participant as of the start of the option exchange, an individual will only be eligible to participate in the option exchange if he or she continues to provide services to us through the replacement grant date. If an eligible participant is no longer an employee or consultant with us for any reason on the replacement grant date, even if he or she had elected to participate and had tendered his or her eligible options for exchange, such eligible participant’s options will automatically be deemed withdrawn and he or she will not participate in the option exchange. The board of directors will have the authority to exclude otherwise eligible employees and consultants in non-U.S. jurisdictions if it determines that local law or other constraints make the participation of employees or consultants in a certain country infeasible or impractical. As of April 30, 2016, we estimate that approximately 61 employees and 1 consultant will be eligible to participate in the option exchange. As of April 30, 2016, we had a total of 64 employees, approximately 15 consultants, and 7 non-employee directors. We will not make the option exchange available to former employees or former consultants. A vote by an eligible participant in favor of this proposal at the annual meeting does not constitute an election to participate in the option exchange.

Eligible Options. The only options that eligible participants may exchange in the option exchange are those outstanding options under the Plans held by an eligible participant that have a per share exercise price greater than a specified percentage above the fair market value of our stock price as measured at the option exchange’s commencement date or a date shortly before the commencement date as determined by our compensation committee, which percentage will be determined by the compensation committee but will not be less than 25%. Our intent in using an exercise price eligibility threshold is to ensure that only outstanding options that are significantly underwater are eligible for the option exchange.

If the trading price of our common stock increases to a price higher than the exercise price eligibility threshold at the date of closing of the option exchange, tendered options having an exercise price lower than such trading price automatically will be withdrawn from the offer and will not be exchanged for options having a higher exercise price. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

If an eligible participant elects to exchange an eligible option, then all of the shares subject to such eligible option must be exchanged pursuant to the option exchange. If an eligible participant holds more than one eligible option grant, however, the eligible participant may choose, on a grant-by-grant basis, to exchange one or more eligible option grants without having to exchange all of his or her eligible option grants.

Exchange Ratios. The option exchange is not structured as a one-for-one exchange. Instead, it will more closely approximate a value-for-value exchange of the eligible options for new replacement options. Eligible participants surrendering eligible options will receive new replacement options covering a lesser number of shares than are covered by the surrendered eligible options. The number of shares underlying an eligible option to be surrendered in the exchange for the right to receive a replacement option covering one share is referred to as the “exchange ratio.” The total number of replacement options an eligible participant will receive with respect to a surrendered eligible option will be determined on a grant-by-grant basis by dividing the number of shares underlying the surrendered eligible option by the applicable exchange ratio and rounding the result down to the nearest whole share. Stock options for fractional shares will not be issued. Since the exchange ratios will not be calculated until shortly before the commencement of the option exchange (at which time the fair value of the eligible options and replacement options can be estimated), we are unable to definitively determine at this time the number of new replacement options which may be granted in connection with the option exchange.

We have retained the services of Radford to determine the terms and exchange ratios appropriate to achieve our desired results. The exchange ratios for the option exchange will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model). As a result, the exchange ratios are based on the valuation assumptions used in the Black-Scholes option pricing model, including the exercise price and the remaining term of the eligible options and the fair market value of our common stock on the assumed commencement date of the option exchange. Multiple tranches of options with similar fair values may be aggregated and exchanged based on a single exchange ratio. Setting the exchange ratios in this manner is intended to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the option exchange (based on valuation assumptions made when the option exchange commences). As a result, the exchange ratios will vary and generally will be higher as the exercise price of the eligible option increases. Our compensation committee will establish the final exchange ratios shortly before the option exchange commences based on Radford’s calculations and recommendations, updated as of the commencement of the option exchange, so that it will closely approximate a value-for-value exchange, but may adjust the exchange ratios prior to the commencement of the option exchange to the extent our compensation committee determines prior to the start of the option exchange that it is necessary or desirable to do so to assist in our retention goals of the option exchange or for other administrative reasons, such as rounding.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the commencement date of the option exchange, the fair market value of our common stock and a sample methodology for determining the exchange ratios that would achieve our retention goals for the option exchange while striving to structure the option exchange as a value-for-value exchange. Radford used the Black-Scholes option pricing model to calculate the fair value of the eligible options that were used to develop the preliminary exchange ratio groupings shown in the table below. For illustration purposes, assuming a fair market value of our common stock of $10.25 for the valuation of the eligible options immediately prior to cancellation and for the valuation of the replacement options granted as a result of the option exchange, a $13.00 per share exercise price eligibility threshold, assuming a commencement date of April 30, 2016, grouping together eligible options with similar fair values and rounding the resulting ratios to the Radford recommended levels, the following exchange ratios would apply:

Exercise Prices of Eligible Options	Sample Exchange Ratio
$13.00 to $14.99	1.25 to 1
$15.00 to $23.99	1.50 to 1
$24.00 to $29.99	1.50 to 1
$30.00 and Up	2.00 to 1

Continuing this example, based on the assumptions described above, the following table summarizes information regarding the eligible options and the number of replacement options that may be issued with respect to such eligible options in the option exchange (assuming 100% participation), as of April 30, 2016.

Exercise Price Greater Than or Equal to…	Exercise Price Less Than or Equal to…	Weighted Average Remaining Term[1]	Weighted Average Exercise Price[2]	Total Shares Underlying Eligible Options	Preliminary Exchange Ratio	Total Replacement Options to be Granted (Assuming 100% Participation)
$13.00 to	$14.99	9.32	$13.50	400,762	1.25 to 1	320,610
$15.00 to	$23.99	6.74	$15.99	496,046	1.50 to 1	330,697
$24.00 to	$29.99	7.64	$24.85	223,269	1.50 to 1	148,846
$30.00	and Up	5.33	$34.62	117,975	2.00 to 1	58,988
Total				1,238,052
Issued Options Reduction: 378,912 Issued Options Overhang Reduction: 1.53%[3]

[1]	Represents a weighted average remaining term for multiple grant dates. Actual remaining terms range from 1.50 years to 9.57 years.

[2]	Represents a weighted average exercise price for multiple grants in each grouping. Actual exercise prices range from $13.32 per share to $49.60 per share.

[3]	Based on 24,771,568 shares of common stock outstanding as of April 30, 2016.

The foregoing exchange ratios are provided merely as an example based on the assumptions described above. We will apply substantially the same methodology once these factors are decided closer to the time of commencement of the option exchange, subject to the potential adjustments described above. We expect the compensation committee’s determination of the final exchange ratios on the terms described above likely will result in some incremental compensation expense for financial accounting purposes. Our board of directors and compensation committee have determined that the recognition of some additional compensation cost may be necessary to achieve our retention goals of the option exchange and for administrative ease, which we believe will benefit the company and its stockholders in the long run.
Terms and Conditions of Replacement Options. Each replacement option will be evidenced by a stock option agreement between us and the eligible participant, and will be subject to the following additional terms and conditions:

Exercise Price of Replacement Options. All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

Vesting of Replacement Options. The replacement options will be completely unvested at the time of the new grant, regardless of whether the surrendered eligible options were partially or wholly vested. The replacement options will vest monthly as follows:

•	Replacement options granted in exchange for eligible option grants that are unvested or partially vested will vest monthly over three years following the replacement grant date; and

•	Replacement options granted in exchange for eligible option grants that are fully vested will vest monthly over two years following the replacement grant date.

The replacement options will vest only if the eligible participant remains an employee or consultant of the company or any of its wholly-owned subsidiaries through each respective vesting date. Replacement options that are unvested at the time of an eligible participant’s termination of service cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2010 Plan.

Term of Replacement Options. The term of a stock option is the length of time during which it may be exercised. Under the option exchange, each replacement option will have a new term of ten years from the replacement grant date, subject to earlier expiration of the option upon the eligible participant’s termination of service.

Other Terms and Conditions of Replacement Options. The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2010 Plan and the stock option agreements entered into thereunder. All replacement options will be non-qualified stock options granted under our 2010 Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered; Effect on Plans. The eligible options surrendered for exchange will be cancelled and,

pursuant to the terms of the 2010 Plan, all shares of common stock that were subject to such surrendered eligible options that were originally granted under the 2010 Plan or 2006 Plan will automatically again become available for future awards under the 2010 Plan. These shares along with the shares currently available for grant under the 2010 Plan and the 2013 Plan will be used for grants of new hire and annual refresh awards, as permitted by the terms of such plans, to new and continuing employees, non-employee directors and consultants; however, as all future grants are within the discretion of the board of directors or the compensation committee, such grants are not currently determinable. Shares subject to eligible options originally granted under the 2013 Plan will be cancelled at the time of the option exchange and the shares subject to such surrendered options will not be available for future issuance under the 2013 Plan.
As of April 30, 2016, options to purchase 1,238,052 shares of common stock would be eligible options under the proposed option exchange based on the assumptions described above. Assuming all of the 1,238,052 eligible options are surrendered and cancelled pursuant to the option exchange and 859,140 new replacement options are granted in accordance with the applicable exchange ratios, the net effect is that the number of shares subject to outstanding options under the Plans would be reduced by 378,912 shares. Please see the “Reasons for the Option Exchange” section above for further details regarding the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new replacement options are issued in accordance with the exchange ratios set forth above and for a description of the effect of the option exchange on the shares available for issuance under the Plans. If all of the eligible options were exchanged in accordance with the option exchange, the number of shares of common stock remaining available for issuance for future grants under the 2010 Plan would increase from approximately 706,535 shares to approximately 984,135 shares, excluding any possible future increases to the share reserve under the evergreen provision of the 2010 Plan.

Cash Payments. In certain limited cases where we have determined that offering replacement options would provide minimal retentive value, would be overly burdensome to implement or administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for surrendered eligible options. The amount of the cash payment will be calculated similar to the stock option exchange ratio and in a manner intended to provide those receiving cash payments with approximately the same fair value as their surrendered eligible options, less any taxes and social insurance contributions due on the payments. The cash payments will not be subject to any vesting schedule and will be made on the date that replacement options are granted.

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our stockholders approve this proposal to permit the option exchange. Our board of directors authorized the option exchange on May 13, 2016, subject to stockholder approval. If this proposal is approved, our board or directors or compensation committee will determine the date upon which the option exchange will begin, which date will be within 12 months of the date of stockholder approval of this proposal. It is currently anticipated that the option exchange will commence during the third quarter of 2016.

Upon the commencement of the option exchange, eligible participants will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible participants. Eligible participants will be given at least 20 U.S. business days in which to accept the offer of the replacement options in exchange for the surrender of their eligible options. After the option exchange is closed, the eligible options that were surrendered in the option exchange would be cancelled and the replacement options will be granted under the 2010 Plan on the date of cancellation of the surrendered eligible options. In those limited cases where cash payments are made in exchange for surrendered eligible options, such payments also will be made on the date of the cancellation of the surrendered eligible options. The shares of our common stock subject to surrendered eligible options that were originally granted under the 2010 Plan or the 2006 Plan will become available for future issuance under our 2010 Plan pursuant to its terms once the surrendered eligible options are cancelled. Shares subject to eligible options originally granted under the 2013 Plan will be cancelled at the time of the option exchange and the shares subject to such surrendered options will not be available for future issuance under the 2013 Plan.

Prior to commencement of the option exchange, we will file the offer to exchange with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. Eligible participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the Securities and Exchange Commission free of charge on the Securities and Exchange Commission’s website at www.sec.gov.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the option exchange. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and the eligible participants should recognize no income for U.S. federal income tax purposes upon the issuance of the replacement options. Recipients of any cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. The tax consequences for non-U.S. eligible participants may differ from the U.S. federal income tax consequences described in the preceding sentence. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations and will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

We account for share-based payments in accordance with ASC 718. Under ASC 718, to the extent the fair value of each award of replacement options granted pursuant to the option exchange exceeds the fair value of the surrendered eligible options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for the new replacement options, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the new replacement options in accordance with the requirements of ASC 718. In the event that any of the new replacement options are forfeited prior to their vesting due to termination of an eligible participant’s service, the compensation cost related to the forfeited options will not be recognized. We will establish the exchange ratios for the option exchange in a manner intended to result in the issuance of new replacement options that have a fair value approximately equal to the fair value of the exchanged options they replace, but with the ability to establish exchange ratios that result in some additional compensation expense to the extent our compensation committee determines prior to the start of the option exchange that it is necessary or desirable to do so to assist in our retention goals of the option exchange or for other administrative reasons, such as rounding. Additionally, compensation expense may be affected by fluctuations in our stock price after the exchange ratios have been set (which will occur shortly before the option exchange begins) but before the option exchange actually occurs. We do not, however, expect to recognize more than $200,000 in incremental compensation expense as a result of the option exchange. We currently recognize and will continue to recognize compensation expense relating to the eligible options, even though they are underwater and do not fully provide the intended incentive and retention benefits.

Potential Modification to Terms to Comply with Governmental Requirements or Changing Circumstances

The terms of the option exchange will be described in a tender offer document that will be filed with the Securities and Exchange Commission. Although we do not anticipate that the Securities and Exchange Commission would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential Securities and Exchange Commission comments. In addition, it is currently our intention to make the program available to our eligible participants, including eligible participants of our wholly-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to eligible participants in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

In addition, while the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our board of directors or compensation committee may find it necessary or appropriate to change the terms of the option exchange to take into account legal requirements, accounting rules or corporate transactions involving the company (including, for instance, a merger or acquisition). The board of directors or the compensation committee reserves the right to amend, postpone or cancel the option exchange once it has commenced. Additionally, we may decide not to implement the option exchange even if our stockholders approve the option exchange. If our stock price increases significantly, we may reassess the advisability of implementing the option exchange.

Benefits of the Option Exchange to Eligible Participants

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many eligible options any particular group of eligible participants will elect to exchange, or the number of replacement options that we may grant. The option exchange will not be conditioned on a minimum level of participation. As noted above, our Chief Executive Officer, members of our board of directors and former employees and consultants will not be eligible to participate in the option exchange. Because we cannot predict which or how many eligible participants will elect to participate in the option exchange, and which or how many eligible options such eligible participants will elect to exchange, future benefits pursuant to the option exchange are not currently determinable.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible participants to continue to create stockholder value and to reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of replacement options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many eligible participants will elect to participate in the option exchange, and which or how many eligible options such eligible participants will elect to exchange. Please see the “Reasons for the Option Exchange” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new replacement options are issued in accordance with the exchange ratios set forth above and for a description of the effect of the option exchange on the shares available for issuance under the Plans.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 15, 2016.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the option exchange. Abstentions with respect to this proposal will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 3 TO APPROVE THE OPTION EXCHANGE. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

Eligible participants are expected to be offered the opportunity to participate in the option exchange under a tender offer expected to be filed with the Securities and Exchange Commission following the annual meeting. This proxy statement and the foregoing description do not constitute an offer to sell or a solicitation of an offer to buy any securities in the option exchange, nor shall there be any offer or sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or pursuant to an exemption from the registration requirements thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at May 16, 2016 for:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 5858 Horton Street, #455, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 24,771,568 shares of common stock outstanding on May 16, 2016.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable as of July 15, 2016, which is 60 days after May 16, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Federated Investors, Inc.(1) Federated Investors Tower Pittsburgh, PA 15222-3779	4,553,605	15.5%

FMR LLC(2) 245 Summer Street Boston, MA 02210	3,518,952	12.4%

RA Capital Management, LLC(3) 20 Park Plaza, Suite 1200 Boston, MA 02116	2,253,237	8.3%

Blackrock, Inc. (4) 55 East 52nd Street New York, NY 10055	1,610,823	6.1%

Sabby Management, LLC(5) 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458	1,518,200	5.8%

Great Point Partners, LLC(6) 165 Mason Street, 3rd Floor Greenwich, CT 06830	1,414,927	5.4%

Executive Officers and Directors:
Stephen J. Farr, Ph.D.(7)	317,795	1.3%

	Ann D. Rhoads(8)	183,694	*
	Thierry Darcis, M.D.(9)	59,924	*
	Gail Farfel, Ph.D.(10)	19,687	*
	Bradley S. Galer, M.D.(11)	55,161	*
	Renee P. Tannenbaum, Pharm.D.(12)	18,427	*
	James B. Breitmeyer, M.D., Ph.D.(13)	23,531	*
	Louis C. Bock(14)	34,653	*
	Cam L. Garner(15)	74,341	*
	Roger L. Hawley(16)	440,700	1.7%
	Erle T. Mast(17)	41,212	*
	Mark Wiggins(18)	34,625	*
	Executive officers and directors as a group (12 persons)(19)	1,303,750	5.0%

(1)
Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., or the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own 3,372,356 shares of common stock and warrants to purchase 1,181,249 shares of common stock. The Investment Advisers are wholly-owned subsidiaries of FII Holdings, Inc., which is wholly-owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, or, collectively, the Trustees. Federated Investors, Inc., the Trust, and each of the Trustees expressly disclaim beneficial ownership of the shares of common stock and warrants. Information regarding these shares is based in part on the Schedule 13G/A filed by Federated Investors, Inc. with the SEC on February 12, 2016.

(2)
Includes 3,452,521 shares of common stock and warrants to purchase 66,431 shares of common stock beneficially owned by Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, in its capacity as an investment adviser to various investment companies. One such investment company, Fidelity Select Biotechnology Portfolio, owns 2,768,431 shares of common stock. Abigail P. Johnson and FMR LLC through its control of Fidelity SelectCo, LLC and the Fidelity SelectCo, LLC funds, each has sole power to dispose of the 3,452,521 shares owned by the funds. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity SelectCo, LLC carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Information regarding these shares is based in part on the Schedule 13G/A filed by FMR LLC with the SEC on February 12, 2016.

(3)
Based on the information contained in the Schedule 13G/A filed with the SEC on February 16, 2016 by RA Capital Management, LLC, RA Capital Healthcare Fund, L.P. and Peter Kolchinsky. According to the Schedule 13G/A, RA Capital Management, LLC and Peter Kolchinsky have shared voting and dispositive power over all of the shares, and RA Capital Healthcare Fund, L.P. has shared voting and dispositive power over 1,867,405 shares. RA Capital Management, LLC is the general partner of RA Capital Healthcare Fund, L.P. and serves as investment adviser for a separately managed account. Peter Kolchinsky is the manager of RA Capital Management, LLC. RA Capital Management, LLC and Peter Kolchinsky disclaim beneficial ownership of these shares other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act.

(4)
Blackrock, Inc. has sole voting power over 1,578,498 shares and sole dispositive power over 1,610,823 shares based on the information contained in the Schedule 13G filed with the SEC on January 28, 2016.

(5)
Based on the information contained in the Schedule 13G filed with the SEC on January 12, 2016 by Sabby Management, LLC, Sabby Healthcare Master Fund, Ltd., and Hal Mintz. According to the Schedule 13G, all such reporting persons hold shared voting and dispositive power over the shares. Hal Mintz is the manager of Sabby Management, LLC. Sabby Management LLC and Hal Mintz disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(6)
Includes an aggregate of 1,414,927 shares of common stock beneficially owned by Great Point Partners, LLC in its capacity as investment manager to Biomedical Value Fund, L.P., Biomedical Institutional Value Fund, L.P., Biomedical Offshore Value Fund, Ltd., GEF-SMA, L.P. and Class D Series of GEF-PS, LP .Dr. Jeffrey R. Jay, M.D. is the senior managing member of Great Point, and David Kroin is the special managing member of Great Point, LLC. Based partially on the information contained in the Schedule 13G/A filed with the SEC on February 16, 2016, Great Point Partners, LLC, Dr. Jeffrey R. Jay, M.D. and David Kroin have shared voting and dispositive power over all of the shares. Great Point LLC, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares, the BIVF Shares, the BOVF Shares, the GEF-SMA Shares and the GEF-PS Shares, except to the extent of their respective pecuniary interests.

(7)	Includes 273,407 shares Dr. Farr has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(8)	Includes 157,221 shares Ms. Rhoads has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(9)
Includes 4,250 shares of common stock owned by Dr. Darcis, 37,549 shares of common stock owned by his spouse, and 18,125 shares Dr. Darcis has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(10)	Includes 19,687 shares Dr. Farfel has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(11)	Includes 54,974 shares Dr. Galer has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(12)	Includes 13,427 shares Dr. Tannenbaum has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(13)	Includes 22,281 shares Dr. Breitmeyer has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(14)	Includes 34,653 shares of common stock Mr. Bock has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(15)
Includes 40,843 shares held by Garner Investments, LLC, of which Mr. Garner is the managing member, and 33,498 shares Mr. Garner has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(16)	Includes 350,127 shares Mr. Hawley has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(17)	Includes 38,185 shares Mr. Mast has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(18)	Includes 34,625 shares Mr. Wiggins has the right to acquire pursuant to outstanding options which are exercisable as of July 15, 2016.

(19)	Includes 1,050,210 shares of common stock subject to outstanding options which are exercisable as of July 15, 2016.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers
The following table sets forth certain information about our executive officers as of May 16, 2016:

Name	Age	Position
Executive Officers:
Stephen J. Farr, Ph.D.	57	Chief Executive Officer, President and Director
Ann D. Rhoads	51	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Bradley S. Galer, M.D.	54	Executive Vice President, Chief Medical Officer
Gail M. Farfel, Ph.D.	52	Executive Vice President, Chief Development Officer
Thierry J.P. Darcis, M.D.	53	Executive Vice President, General Manager, Europe, Zogenix International Limited
Executive Officers
The biography of Stephen J. Farr, Ph.D. can be found above under the "Board of Directors” heading.
Ann D. Rhoads has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since March 2010. From 2000 to December 2009, Ms. Rhoads was the Chief Financial Officer for Premier, Inc., a healthcare service company, where she had responsibility for all areas of financial management, strategic planning, business development, information technology, and ethics and compliance. From August 1998 to 2000, Ms. Rhoads served as Vice President for strategic initiatives at Premier, where she was responsible for overseeing strategic investments, including a venture capital fund, as well as assisting Premier operating divisions with long range strategic planning. Prior to joining Premier, Ms. Rhoads held various positions at Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette (now part of Credit Suisse First Boston), Bain & Company and Merrill Lynch Capital Partners (now known as Stonington Partners). Ms. Rhoads is currently a member of the board of directors of Globus Medical Inc. and Evoke Pharma, Inc. Ms. Rhoads received a B.S. from the University of Arkansas and an M.B.A. from the Harvard Business School.
Bradley S. Galer, M.D., has served as our Executive Vice President and Chief Medical Officer since December 2013. Prior to joining the company, Dr. Galer served as President of the Pain Group at Nuvo Research Inc., a specialty pharmaceutical company with three commercialized topically delivered pain products from December 2009 to December 2013. In this position, he oversaw the strategy and operations of the Pain Group, including its commercialization, drug development and business development activities, licensing opportunities and liaising with partners. Prior to joining Nuvo Research, Dr. Galer was employed at Endo Pharmaceuticals Inc. as Senior Medical Officer and Group Vice President, Scientific Affairs from August 2002 to October 2005, where he was responsible for the departments of Clinical and Biostatistics, Medical Affairs, Pharmacovigilance, Medical Liaison and Medical Information. He and his team provided clinical and scientific leadership for the development and marketing of analgesic and migraine products, including Lidoderm, Percocet, Opana, Opana ER and Frova. Dr. Galer has also held numerous other industry positions, along with academic and clinical appointments. He has published over 200 articles on pain management in peer review journals and textbooks. Dr. Galer received his medical doctorate and a neurology residency from Albert Einstein in New York and two Pain Fellowships, at Memorial Sloane-Kettering in New York and University of California, San Francisco, as well as headache training at Montefiore Headache Clinic in New York and University of California, San Francisco.
Gail M. Farfel, Ph.D., has served as our Executive Vice President, Chief Development Officer since July 2015. Dr. Farfel has over 20 years of experience in leading drug development projects for multiple central nervous system indications, including epilepsy. From December 2012 to June 2015, she was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, where she established and oversaw clinical, medical and regulatory strategies for adult and pediatric seizure disorders, including a pediatric epileptic orphan disease. From May 2008 until December 2012, Dr. Farfel served as President of G. Meredith Consulting LLC, a firm providing strategic consulting and support to biopharmaceutical and software development companies. Dr. Farfel was Vice President, Therapeutic Area and Head for Neuroscience Clinical Development and Medical Affairs at Novartis Pharmaceuticals Corporation from March 2006 through April 2008, in which capacity she oversaw a portfolio of products including Gilenya® for multiple sclerosis, Exelon® and the Exelon® Patch for Alzheimer’s disease and Parkinson’s disease, and the antidepressant, agomelatine. From November 1996 to February 2006, Dr. Farfel held a variety of leadership positions in Clinical Development and Global Medical Affairs at Pfizer, Inc. where she directed programs through all stages of clinical development and regulatory submissions. Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects, and holds a Ph.D. in neuropsychopharmacology from the University of Chicago, where she received the Ginsburg Prize for Dissertation Excellence, and a Bachelor’s degree in Biochemistry from the University of Virginia.
Thierry J.P. Darcis, M.D., has served as the Executive Vice President and General Manager, Europe of our subsidiary Zogenix International Limited since July 2015. Prior to joining the company, Dr. Darcis served as the Vice President and General Manager of the EMEA Region for NPS Pharmaceuticals, Inc. from March 2014 to March 2015. He was the Vice President and General Manager of ViroPharma Europe for ViroPharma Inc. from June 2007 to February 2014, in which role he served as the director of several ViroPharma subsidiaries. Previously, Dr. Darcis was the Vice President, Global Marketing Head and a member of the executive team at Novartis Vaccines. Prior to joining Novartis Vaccines, Dr. Darcis spent over five years with GlaxoSmithKline Biologicals in Belgium, and also worked at UCB Pharma and as a physician in Cape Town and Pretoria, South Africa. Dr. Darcis received his M.D. from the Catholic University of Leuven, Belgium, his M.B.A. from the University of Stellenbosch, South Africa, and his B.S. in marketing and advertising from the Solvay Business School in Brussels.
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Stephen J. Farr, Ph.D., our Chief Executive Officer and President;

•	Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Bradley S. Galer, M.D., our Executive Vice President and Chief Medical Officer;

•	Gail M. Farfel, Ph.D., our Executive Vice President, Chief Development Officer;

•	Thierry J.P. Darcis, M.D., the Executive Vice President, General Manager, Europe of Zogenix International Limited; and

•	Roger L. Hawley, our former Chief Executive Officer.
Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2015. All of the share numbers in this compensation discussion and analysis and the compensation tables below give effect to the 1-for-8 reverse stock split of our common stock that occurred on July 1, 2015.

Executive Summary
We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.
The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.
In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our short-term cash incentive program are linked to key corporate objectives.

•	Corporate achievement represents the majority of each executive’s annual bonus opportunity.

•	Our long-term equity incentives are primarily granted in the form of stock options, which provide value to our executives only if our stock price increases.
This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
We believe that the total compensation received by our named executive officers relating to 2015 was appropriate when viewed in light of our corporate achievements during 2015 and the individual performance of our named executive officers.
Compensation Determination Process
The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option awards to our named executive officers and certain other eligible employees for the then-current fiscal year.
During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.
Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any deliberations or decisions regarding our Chief Executive Officer’s compensation are made without him present.
Role of Compensation Consultant and Comparable Company Information
Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.
The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.
In 2015, the compensation committee determined to engage Radford as its independent compensation consultant to provide compensation consulting services. Specifically, for 2015, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:

•	compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies;

•	evaluating our current equity compensation program relative to our peer group, including equity ownership levels; and

•	providing general information concerning executive compensation trends and developments.
Radford did not provide any other services to us in 2015 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2015. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.
For 2015, Radford assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process. For 2015, a peer group of 23 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization less than $1.0 billion (average market capitalization of $547.9 million) (as of February 2, 2015);

•	Annual revenues of less than $200.0 million; and

•	Less than 500 employees.

Our 2015 peer group consisted of the following companies:

• AcelRx Pharmaceuticals	• Halozyme Therapeutics

• Adamas Pharmaceuticals	• Immunomedics

• AMAG Pharmaceuticals	• Momenta Pharmaceuticals

• Antares Pharma	• Orexigen Pharmaceuticals

• Arena Pharmaceuticals	• Progenics Pharmaceuticals

• BioDelivery Sciences International	• Spectrum Pharmaceuticals

• Corcept Therapeutics	• Sucampo Pharmaceuticals

• CTI BioPharma	• Supernus Pharmaceuticals

• DepoMed	• Vanda Pharmaceuticals

• DURECT	• VIVUS

• Exelixis	• XenoPort

• Galena Biopharma
Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2015, the compensation committee also reviewed data from The Radford Global Life Sciences Compensation Survey, which consists of public companies throughout the United States primarily from the life sciences industry, with revenues under $200 million. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of survey data, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys, we are able to develop the best set of competitive data for use in making compensation decisions.
Our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2015 base salaries, target bonuses and equity awards for our named executive officers. However, our committee did not attempt to set our compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.
The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.
Executive Compensation Components
The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.
Base Salaries
In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.
Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.
In March 2015, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the base salaries of our named executive officers would be as follows, which increases were effective April 1, 2015: Dr. Farr, $412,000; Ms. Rhoads, $360,500; and Dr. Galer, $360,500. These increases represented a 3% increase over the named executive officers’ 2014 salary levels, which was consistent with the merit-based salary increases for all employees generally. Upon his promotion to Chief Executive Officer in April 2015, Dr. Farr’s base salary was further increased to $450,000. Mr. Hawley did not receive a base salary increase in 2015.
Upon their hiring in July 2015, the compensation committee determined that the base salaries for Dr. Farfel and Dr. Darcis would be as follows: Dr. Farfel, $350,000; and Dr. Darcis £230,000.

The actual base salaries paid to all of our named executive officers for 2015 are set forth in the “Summary Compensation Table” below.
Performance Bonuses
Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Dr. Farr, individual performance.
Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses for 2015 were as follows: 60% of base salary for the Chief Executive Officer (100% of which is based on corporate objectives), 55% of base salary for our President (90% of which is based on corporate objectives and 10% of which is based on individual performance), and 45% of base salary for our Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Medical Officer, Executive Vice President and Chief Development Officer and Executive Vice President and General Manager, Europe (90% of which is based on corporate objectives and 10% of which is based on individual performance). Dr. Farr’s target bonus was increased to 60% of base salary upon his promotion to Chief Executive Officer in April 2015.
At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.
All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer). Under our annual incentive plan, the maximum bonus payable to an executive is 125% of his or her target bonus.
2015 Performance Bonuses. For 2015, corporate objectives fell into the following four categories: development and preparation for commercialization of ZX008 (50%); readying our Relday program for potential strategic partnering (20%); contract work relating to Sumavel DosePro and Zohydro ER (15%); and value realization from the sale of Zohydro ER (15%). Objectives were weighted based on their level of importance to the business plan.
In evaluating management’s performance against our 2015 corporate goals, our board of directors determined to award a corporate achievement level of 98% relative to those goals. Both qualitative and quantitative guidelines were established for purposes of evaluating performance relative to the corporate objectives during 2015. These performance objectives were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The board of directors believed that it was better to evaluate our overall performance in these areas throughout the year in light of the general economic and industry conditions in which we operate. In coming to its final determination regarding the overall corporate achievement percentage, our board of directors awarded 97.5% credit for corporate performance relative to the first objective, noting that we submitted an Investigational New Drug Application for ZX008 and developed a publication strategy and global commercialization plan, though the initiation of Phase 3 clinical studies was delayed. With respect to the second objective, our board of directors awarded 96% credit, noting that we successfully completed a multi-dose clinical trial for Relday and are ready to advance partnering discussions. With respect to the third objective, our board of directors awarded 100% credit, noting that we met the contractual requirements to our partners with respect to both Sumavel DosePro and Zohydro ER. With respect to the fourth objective, our board of directors awarded 100% credit, noting that significant value was realized due to the sale of the Zohydro ER business. This overall 98% achievement level was then used to determine each named executive officer’s bonus. For the named executive officers other than Dr. Farr, each of his or her target bonus was split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.
The compensation committee’s determination of the individual components of the 2015 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2015. The named executive officers each received a 100% individual achievement level. Mr. Hawley did not receive an annual bonus due to the fact that he resigned from his position as Chief Executive Officer in April 2015.
The annual performance bonuses paid to our named executive officers for 2015 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentives
The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2015, while our compensation committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. During 2015, we granted stock options to the named executive officers.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.
We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.
The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted in connection with an employee’s commencement of employment generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Annual stock option awards to our named executive officers vest monthly over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate. For a description of certain accelerated vesting provisions applicable to such options, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below. We do not have any stock ownership requirements for our named executive officers.
In March 2015, the compensation committee awarded the following options to our named executive officers (which give effect to the 1-for-8 reverse stock split of our common stock that occurred on July 1, 2015): Mr. Hawley, options to purchase 31,250 shares; Dr. Farr, options to purchase 31,250 shares; Ms. Rhoads, options to purchase 28,125 shares; and Dr. Galer, options to purchase 28,125 shares. In addition, in May 2015, the compensation committee awarded options to purchase 93,750 shares to Dr. Farr in connection with his promotion to Chief Executive Officer. Each of these option awards vests monthly over a four-year period.
In July 2015, the compensation committee awarded Dr. Farfel options to purchase 56,250 shares and Dr. Darcis options to purchase 50,000 shares. Each of these option awards vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter.
In October 2015, the compensation committee awarded the following options to our named executive officers: Ms. Rhoads, options to purchase 30,000 shares; Dr. Galer, options to purchase 30,000 shares; Dr. Farfel, options to purchase 15,000 shares; and Dr. Darcis, options to purchase 15,000 shares. One-half of the shares subject to each option award will vest monthly over a three-year period, and the remaining one-half of the shares subject to each option award will vest based on the following performance milestone: the U.S. Food and Drug Administration’s acceptance of our New Drug Application for ZX008 on or before the three-year anniversary of the date of grant.
The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our public offerings and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations.
For a description of the accelerated vesting applicable to the foregoing equity awards, see “— Employment Agreements” below.
We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.
Retirement Savings
All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($18,000 in 2016), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made. For so long as we do not maintain any company-paid pension scheme in the United Kingdom and Dr. Darcis resides in the United Kingdom, Dr. Darcis receives a monthly stipend to purchase individually-obtained pension benefits in the United Kingdom.

Health and Welfare Benefits, Perquisites and Other Compensation
The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.
Health and Welfare Benefits. Our named executive officers other than Dr. Darcis are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. For so long as we do not maintain any company-paid health plan in the United Kingdom and Dr. Darcis resides in the United Kingdom, Dr. Darcis receives a monthly stipend to purchase individually-obtained medical and life insurance in the United Kingdom.
Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. Dr. Darcis receives an annual car allowance.
Post Termination and Change in Control Benefits
We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “— Employment Agreements” below.
Response to 2014 Say on Pay Vote
In May 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our 2014 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2015, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, the compensation committee has decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives for corporate and individual performance.
In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the board of directors took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the board of directors determined that we will hold an advisory stockholder vote on the compensation of our named executive officers every three years until the next say-on-pay frequency vote.
Tax Deductibility of Executive Compensation
The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as SFAS No. 123(R)), or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.
Report of the Compensation Committee of the Board of Directors
The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2015, filed by us with the SEC.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Cam L. Garner (Chairman)
Louis C. Bock
Mark Wiggins

Summary Compensation Table
The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2015, 2014 and 2013.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Stephen J. Farr, Ph.D.	2015	434,909		—	—	921,650	264,600	—		1,621,159
Chief Executive Officer and President	2014	387,544		—	—	773,325	200,000	—		1,360,869
	2013	350,174		20,000	75,000	797,591	160,000	—		1,402,765

Ann D. Rhoads	2015	357,875		—	—	471,932	159,305	—		989,112
Executive Vice President and Chief Financial Officer	2014	346,269		—	—	364,568	139,073	—		849,910
	2013	335,075		—	69,000	416,759	137,213	—		958,047

Bradley S. Galer, M.D.(5)	2015	357,875		—	—	471,932	159,305	—		989,112
Executive Vice President and Chief Medical Officer	2014	346,250		—	—	97,032	145,000	—		588,282
	2013	11,507		60,000	—	917,915	—	—		989,422

Gail M. Farfel, Ph.D.	2015	177,651	(6)	50,000	—	665,682	95,892	—		989,225
Executive Vice President and Chief Development Officer

Thierry J.P. Darcis, M.D.	2015	178,989	(7)	—	—	606,639	85,741	12,985	(8)	884,354
Executive Vice President and General Manager, Europe

Roger L. Hawley(9)	2015	224,359		—	—	299,975	—	551,013	(10)	1,075,347
Former Chief Executive Officer	2014	483,780		17,250	—	1,325,700	282,750	—		2,109,480
	2013	435,120		14,196	90,000	1,099,382	195,804	—		1,834,502

(1)
For 2013, represents an additional discretionary component of the annual bonus paid to Roger L. Hawley pursuant to our executive bonus program, a one-time signing bonus for Bradley S. Galer, M.D., subject to a right of repayment should he leave the Company prior to December 17, 2014, and a discretionary supplemental bonus for Stephen J. Farr, Ph.D. For 2014, represents and additional discretionary component of the annual bonuses paid to Roger L. Hawley pursuant to our executive bonus program. For 2015, represents a one-time signing bonus for Gail M. Farfel, Ph.D., subject to a right of repayment should she leave the Company prior to June 29, 2016.

(2)
Represents the grant date fair value of the restricted stock units granted in June 2013 as computed in accordance with ASC Topic 718. The restricted stock units granted in June 2013 were granted in connection with our company-wide retention program, following the restructuring of our workforce in May 2013. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016.

(3)
Represents the grant date fair value of the stock options granted in the relevant fiscal year as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016.  The performance objectives to which the vesting of the performance-based option awards granted during 2015 were subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

(4)	These amounts represent performance bonuses earned under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”

(5)	For 2013, reflects a pro-rated salary for Dr. Galer due to the fact that Dr. Galer was appointed Executive Vice President and Chief Medical Officer in December 2013.

(6)	For 2015, reflects a pro-rated salary for Dr. Farfel due to the fact that Dr. Farfel was appointed Executive Vice President and Chief Development Officer in July 2015.

(7)
For 2015, reflects a pro-rated salary for Dr. Darcis due to the fact that Dr. Darcis was appointed Executive Vice President and General Manager, Europe in July 2015. Dr. Darcis’ annual salary of £230,000 was paid in pounds sterling. The amount shown represents the salary payments made to Dr. Darcis based on an exchange rate of £1.5332 to $1.00, which is the average exchange rate for the period from July 1, 2015 to December 31, 2015.

(8)
The amount shown represents the aggregate stipend paid to Dr. Darcis to purchase individually-obtained medical and life insurance benefits and pension benefits in 2015 (£2,378 pounds sterling, or approximately $3,646 U.S. dollars (converted from pounds sterling to U.S. dollars using an exchange rate of £1.5332 to $1.00, which was the average exchange rate for the period from July 1, 2015 to December 31, 2015), and his automobile allowance of £6,091 pounds sterling, or approximately $9,339 U.S. dollars (converted from pounds sterling to U.S. dollars using an exchange rate of £1.5332 to $1.00, which was the average exchange rate for the period from July 1, 2015 to December 31, 2015).

(9)
For 2015, reflects a pro-rated salary for Mr. Hawley due to the fact that Mr. Hawley ceased serving as our Chief Executive Officer upon his resignation on April 27, 2015. He continues to serve as a member of our board of directors. Also includes $57,692 in vacation payout in connection with his termination of employment.

(10)
Reflects severance in the amount of $500,000 paid to Mr. Hawley following his resignation from his position as our Chief Executive Officer, $25,000 paid to Mr. Hawley for post-termination consulting services, $17,033 in cash paid as a retainer to Mr. Hawley for his service as a non-employee director following his resignation, and $8,980 in continued health benefits provided to Mr. Hawley in connection with his separation agreement.

2015 Grants of Plan-Based Awards
The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
Stephen J. Farr, Ph.D.	3/17/2015	—	270,000	337,500	—	—	—	—	31,250 (4)	10.64	225,950
	5/13/2015	—	—	—	—	—	—	—	93,750 (4)	11.04	695,700
Ann D. Rhoads	3/17/2015	—	162,225	202,781	—	—	—	—	28,125 (4)	10.64	203,355
	10/5/2015	—	—	—	—	15,000 (5)	—	—	15,000 (5)	13.32	268,577
Bradley S. Galer, M.D.	3/17/2015	—	162,225	202,781	—	—	—	—	28,125 (4)	10.64	203,355
	10/5/2015	—	—	—	—	15,000 (5)	—	—	15,000 (5)	13.32	268,577
Gail M. Farfel, Ph.D.	7/1/2015	—	97,650	122,063	—	—	—	—	56,250 (6)	13.96	531,394
	10/5/2015	—	—	—	—	7,500 (5)	—	—	7,500 (5)	13.32	134,289
Thierry J.P. Darcis, M.D.	7/1/2015	—	87,313	109,141	—	—	—	—	50,000 (6)	13.96	472,350
	10/5/2015	—	—	—	—	7,500 (5)	—	—	7,500 (5)	13.32	134,289
Roger L. Hawley	3/17/2015	—	300,000	375,000	—	—	—	—	31,250 (4)	10.64	225,950
	6/18/2015	—	—	—	—	—	—	—	9,000 (7)	12.80	74,025

(1)
These amounts represent the target and maximum 2015 performance bonuses under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”

(2)	Gives effect to the 1-for-8 reverse stock split of our common stock effected on July 1, 2015.
(3)
Represents the grant date fair value of the awards as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016. The performance objectives to which the vesting of the performance-based option awards granted during 2015 were subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

(4)
The options vest in equal monthly installments over the four-year period of continuous service following the grant date and all options have a 10-year term from the date of grant. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.

(5)
One-half of the shares subject to each option award vest monthly over the three-year period of continuous service following the grant date, and the remaining one-half of the shares subject to each option award vest based on the following performance milestone: the U.S. Food and Drug Administration’s acceptance of the Company’s New Drug Application for ZX008 on or before the three-year anniversary grant date. All options have a ten-year term from the date of grant. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.

(6)
The options vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the three years thereafter, subject to the officer’s continued employment with the Company on each vesting date. All options have a ten-year term from the date of grant.

(7)
These options were granted to Mr. Hawley following his resignation as Chief Executive Officer for service as a non-employee director. The options vest in equal monthly installments over the one-year period following the grant date, subject to Mr. Hawley’s continued service to the Company on each vesting date.

Discussion of Summary Compensation and Grants Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.
Employment Agreements
We have entered into an employment agreement with each of our named executive officers.
Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period (provided that the performance options granted in October 2015 will not accelerate pursuant to this provision).

If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested stock awards (including the performance options granted in October 2015) shall be automatically accelerated. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.
Dr. Galer’s employment agreement also provides that he was entitled to a one-time signing bonus of $60,000, subject to a right of repayment which expired on December 17, 2014. Dr. Galer was also entitled to reimbursement for relocation expenses, up to a total of $100,000, subject to a right of repayment should he leave the company prior to June 30, 2015.

Dr. Farfel’s employment agreement also provides that she was entitled to a one-time signing bonus of $50,000, subject to a right of repayment should she leave the Company prior to June 29, 2016. Dr. Farfel was also entitled to reimbursement for legal expenses of up to $5,000 in connection with the negotiation of her employment agreement.
Dr. Darcis’ employment agreement also provides that, for so long as we do not provide Company-paid insurance or pension schemes in the United Kingdom and Dr. Darcis resides in the United Kingdom, he receives a monthly stipend of £390 to purchase individually-obtained health and life insurance and pension benefits in the United Kingdom.
For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.
For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.
For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. For any partial fiscal year occurring because the executive commenced employment during that year, the executive’s “bonus” for that year shall be annualized as part of the bonus calculation.
For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan. Under the plan, a change in control is generally defined as:

•
the acquisition by any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•
during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; or (1) a merger, consolidation, reorganization, or business combination or (2) the sale, exchange or transfer of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:

•
which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of us or our successor; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of us or our successor solely as a result of the voting power held in us prior to the consummation of the transaction.

Separation Arrangements with Roger Hawley
Effective April 27, 2015, Roger L. Hawley resigned as our Chief Executive Officer. Mr. Hawley continues to serve as a member of our board of directors.
In connection with his resignation, we entered into a General Release of Claims with Mr. Hawley, or the Release, pursuant to which (1) we paid Mr. Hawley a lump sum cash payment equal to $500,000, (2) we agreed to continue Mr. Hawley’s health benefits for a period of 18 months following his date of termination, and (3) the vesting and/or exercisability of Mr. Hawley’s outstanding unvested stock options was accelerated as to the number of stock awards that would have vested over the 12-month period following his date of termination had Mr. Hawley remained continuously employed by us during such period.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2015.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(1)	Option Expiration Date
Stephen J. Farr, Ph.D.	5/13/2015	15,462	(2)	78,288	(2)	11.04	5/13/2025
	3/17/2015	5,859	(2)	25,390	(2)	10.64	3/17/2025
	3/25/2014	19,139	(2)	24,610	(2)	24.56	3/25/2024
	3/15/2013	47,693	(2)	21,680	(2)	15.92	3/15/2023
	4/27/2012	80,207	(2)	7292	(2)	15.04	4/27/2022
	3/1/2011	31,249	(2)	—		33.92	3/1/2021
	5/25/2010	12,500	(3)	—		32.00	5/25/2020
	9/1/2009	5,312	(4)	—		20.00	9/1/2019
	10/21/2008	937	(3)	—		28.00	10/21/2018

Ann D. Rhoads	10/5/2015	833	(5)	29,167	(5)	13.32	10/5/2025
	3/17/2015	5,273	(2)	22,852	(2)	10.64	3/17/2025
	3/25/2014	9,023	(2)	11,602	(2)	24.56	3/24/2024
	3/15/2013	24,921	(2)	11,328	(2)	15.92	3/15/2023
	4/27/2012	51,561	(2)	4,688	(2)	15.04	4/27/2022
	3/1/2011	22,499	(2)	—		33.92	3/1/2021
	5/25/2010	16,625	(2)	—		32.00	5/25/2020
	5/25/2010	2,500	(3)	—		32.00	5/25/2020

Bradley S. Galer, M.D.	10/5/2015	833	(5)	29,167	(5)	13.32	10/5/2025
	3/17/2015	5,273	(2)	22,852	(2)	10.64	3/17/2025
	6/2/2014	3,047	(2)	5,078	(2)	16.64	6/2/2024
	12/17/2013	26,562	(3)	26,563	(3)	24.16	12/17/2023

Gail M. Farfel, Ph.D.	10/5/2015	417	(5)	14,583	(5)	13.32	10/4/2025
	7/1/2015	—	(3)	56,250	(3)	13.96	6/30/2025

Thierry J.P. Darcis, M.D.	10/5/2015	417	(5)	14,583	(5)	13.32	10/5/2025
	7/1/2015	—	(3)	50,000	(3)	13.96	7/1/2025

Roger L. Hawley	6/18/2015	4,500	(6)	4,500	(6)	12.80	6/18/2025
	3/17/2015	10,545	(2)	20,704	(2)	10.64	3/17/2025
	3/25/2014	44,061	(2)	30,938	(2)	24.56	3/25/2024
	3/15/2013	76,450	(2)	19,173	(2)	15.92	3/15/2023
	4/27/2012	124,999	(2)	—		15.04	4/27/2022
	3/1/2011	37,499	(2)	—		33.92	3/1/2021
	5/25/2010	18,750	(3)	—		32.00	5/25/2020
	9/1/2009	7,500	(4)	—		20.00	9/1/2019
	10/21/2008	11,249	(3)	—		28.00	10/21/2018

(1)	Gives effect to the 1-for-8 reverse stock split of our common stock effected on July 1, 2015.

(2)
The options vest on a monthly basis over a four-year period of continuous service following the grant date and have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” above.

(3)
25% of the shares underlying options vest on the first anniversary of the grant date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service and all options have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” above.

(4)
The options vest on a monthly basis over a two-year period of continuous service following the grant date and have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” above.

(5)
One-half of the shares subject to each option award vest monthly over the three-year period of continuous service following the grant date, and the remaining one-half of the shares subject to each option award vest based on the following performance milestone: the U.S. Food and Drug Administration’s acceptance of the Company’s New Drug Application for ZX008 on or before the three-year anniversary grant date. All options have a ten-year term from the date of grant. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” above.

(6)
The options vest in equal monthly installments over the one-year period following the grant date, subject to Mr. Hawley’s continued service to the Company on each vesting date. The options have a ten-year term from the date of grant.

Option Exercises and Stock Vested
None of our named executive officers exercised options or had stock awards vest during 2015.
Potential Payments Upon Termination or Change in Control
The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within 60 days prior to or 12 months following a change in control; or (4) in the event of a change in control without a termination of employment. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2015. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “— Employment Agreements.” Mr. Hawley is not included in the table as his employment terminated on April 27, 2015, and his actual separation arrangements are described above under the heading “— Separation Arrangements with Roger Hawley.”

Name and Position	Benefit Type	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Apart from a Change in Control(1)(2)	Payment in the Event of a Termination by the Company following Executive’s Permanent Disability or as a Result of Executive’s Death(1)(2)	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Within 60 Days Prior to or 12 Months Following a Change in Control(3)(4)	Payment in the Event of a Change in Control Without Termination(5)
Stephen J. Farr, Ph.D.	Severance	$450,000	$450,000	$658,200	$—
Chief Executive Officer and President	Benefits(6)	27,428	27,428	27,428	—
	Equity Awards	117,847	117,847	393,765	196,882

Ann D. Rhoads	Severance	360,500	360,500	505,697	—
Executive Vice Pres. and Chief Financial Officer	Benefits(6)	7,629	7,629	7,629	—
	Equity Awards	35,927	35,927	135,110	67,550

Bradley S. Galer, M.D.	Severance	360,500	360,500	512,653	—
Executive Vice Pres. and Chief Medical Officer	Benefits(6)	28,917	28,917	28,917	—
	Equity Awards	35,923	35,923	135,110	67,550

Gail M. Farfel, Ph.D.	Severance	350,000	350,000	445,892	—
Executive Vice Pres. and Chief Development Officer	Benefits(6)	27,669	27,669	27,669	—
	Equity Awards	20,003	20,003	64,583	32,291

Thierry J.P. Darcis, M.D.(7)	Severance	340,400	340,400	426,141	—
Executive Vice Pres. and General Manager, Europe	Benefits(6)	6,926	6,926	6,926	—
	Equity Awards	18,175	18,175	59,708	29,853

(1)	Cash severance represents 12 months of base salary for each named executive officer, payable in cash in a lump sum.

(2)
Value of equity award acceleration represents the value of those options that would immediately vest as a result of the named executive officer’s termination or as a result of the named executive officer’s death or disability. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2015 ($14.74) less the exercise price per share of such stock option multiplied by the number of shares that would vest.

(3)
Cash severance represents the sum of the following, payable in a lump sum cash payment: (a) 12 months of base salary for each executive officer payable in a lump sum cash payment, plus (b) the average of the bonuses awarded to the executive officer for the fiscal years 2015, 2014 and 2013. The bonus amount for Dr. Galer is the average of his 2014 and 2015 bonus amounts. The bonus amount for each of Dr. Farfel and Dr. Darcis is equal to his or her bonus for 2015. Please see the definition of “bonus” under the heading “Employment Agreements” above.

(4)
A named executive officer’s equity awards will vest in full in the event he or she is terminated without cause or he or she resigns for good reason within three months prior to or 12 months following a change in control, which is a slightly different trigger than applies to eligibility for cash severance. Value of equity award acceleration represents the value of those options that would immediately vest as a result of the named executive officer’s termination. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2015 ($14.74) less the exercise price per share of such stock option multiplied by the number of shares that would vest.

(5)
Value of equity award acceleration represents the value of those options that would immediately vest upon a change in control without a termination of employment. The value attributable to stock options not previously exercised that would vest in such event is the positive difference, if any, between the fair market value per share of our common stock on December 31, 2015 ($14.74) less the exercise price per share of such stock option multiplied by the number of shares that would vest.

(6)	Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.

(7)	Payment amounts for Dr. Darcis are converted from pounds sterling to U.S. dollars using an exchange rate of £1.48 to $1.00, which was the exchange rate in effect on December 31, 2015.

Risk Assessment of Compensation Program
In April 2016, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.
Equity Compensation Plan Information
The following table summarizes securities available under our equity compensation plans as of December 31, 2015 (in thousands, except per share data).

	Weighted average per share exercise price of stock options	Shares issuable upon exercise of outstanding stock options	Shares issuable upon vesting of outstanding restricted stock units	Total shares issuable under current outstanding awards	Number of securities available for future issuance
Equity compensation plans approved by security holders:
2006 Equity Incentive Plan	$27.86	115	—	115	0
2010 Equity Incentive Plan (1)	$16.88	2,464	—	2,464	325
Total Equity Incentive Plans		2,579	—	2,579	325
2010 Employee Stock Purchase Plan		—	—	—	151
Total Equity compensation plans approved by security holders		2,579	—	2,579	476
Equity compensation plans not approved by security holders:
Employment Inducement Equity Incentive Award Plan (2)	$26.72	80	—	80	202

(1)
The material features of our 2010 Equity Incentive Plan, including the evergreen provision under the 2010 Equity Incentive Plan, are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016.

(2)
The material features of our Employment Inducement Equity Incentive Award Plan are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2015, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.
Employment and Release Agreements
We have entered into employment agreements all of our named executive officers. For further information, see “Compensation Discussion and Analysis - Employment Agreements.”
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2015, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 must be received by us no later than February 3, 2017, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2017 annual meeting of stockholders, such a proposal must be received by us no earlier than March 15, 2017 and no later than April 14, 2017. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT
Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 5858 Horton Street, #455, Emeryville, California 94608, Attention: Corporate Secretary.

OTHER MATTERS
We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.
Stephen J. Farr, Ph.D.
Chief Executive Officer and Director
Emeryville, California
June 3, 2016

ZOGENIX, INC. 5858 HORTON STREET, #455 EMERYVILLE, CA 94608
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11554-P80680	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOGENIX, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of three (3) directors for a three-year term to expire at the 2019 annual meeting of stockholders.	☐	☐	☐
Nominees
01) Roger L. Hawley 02) Erle T. Mast
03) Renee P. Tannenbaum, Pharm.D.
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐

3.	To approve a one-time stock option exchange program.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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 E11555-P80680

ZOGENIX, INC.
Annual Meeting of Stockholders
July 13, 2016 8:30 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen J. Farr, Ph.D. and Ann D. Rhoads, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOGENIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Local time on July 13, 2016, at the Claremont Hotel, located at 41 Tunnel Road, Berkeley, California 94705, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side